UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 1, 2017

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 16th Street, 3rd Floor, Denver, CO 80202

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on April 1, 2016, Real Goods Solar, Inc. (the “Company”) issued an aggregate of $10,000,000 principal amount of Senior Secured Convertible Notes due April 1, 2019 (the “Convertible Notes”). As of January 31, 2017, there remain outstanding Convertible Notes with an aggregate principal amount of approximately $1,000. As of January 31, 2017, holders of Convertible Notes have converted an aggregate of approximately $10.5 million of principal and interest under the Convertible Notes, and the Company has issued 659,095 shares of the Company’s Class A common stock at conversion prices between $2.82 and $52.21 per share.

The following table updates previously reported information about the total number of shares of Class A common stock issuable under the Convertible Notes if the Company elects to convert all remaining principal and interest under the Convertible Notes into shares of Common Stock in lieu of paying cash. The following table assumes that from the date hereof: (a) installment payments of principal and interest are timely made on the last business day of every month beginning on October 31, 2016; (b) no such regularly scheduled installment payments are accelerated or deferred; (c) the indicated conversion price remains the same until the Convertible Notes are paid in full; (d) the holders do not convert the Convertible Notes at their election; and (e) no event of default occurs. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times. The Company’s ability to convert principal, interest and any other amounts owed under the Convertible Notes into shares of Common Stock in lieu of paying cash is contingent on the Company’s satisfying certain equity conditions set forth in the Convertible Notes. There can be no assurance that the Company will be able to satisfy such equity conditions.

Assumed Conversion Price	Approximate Number of Shares Potentially Issuable
$3.50	286
$1.50	667
$0.25	4,000

As of January 31, 2017, the outstanding balance on the Company’s revolving line of credit was zero.

As of January 31, 2017, there were 1,360,169 shares of the Company’s Class A common stock issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Alan Fine
Alan Fine
Principal Financial Officer

Date: February 1, 2017